Exhibit 99.1
                            VOTING AGREEMENT

  VOTING AGREEMENT, dated as May 6, 1996 (this "Agreement"), by
MILNER ASSOCIATES, a Utah Limited Partnership, (the "Stockholder") with TIGER REAL ESTATE ACQUISITION CORP., a Minnesota corporation
("Purchaser").

  WHEREAS, Purchaser and its parent, TIGER REAL ESTATE FUND, L.P., a Delaware limited partnership ("Parent"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with KAHLER REALTY CORPORATION, a Minnesota corporation (the "Company"), which provides, among other things, that the Company will merge with Purchaser pursuant to the merger contemplated by the Merger Agreement (the "Merger");

  WHEREAS, as of the date hereof, the Stockholder owns 492,407 shares of common stock, par value $.10 per share, of the Company ("Company Common Stock"); and

  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has required that the Stockholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to all the shares of Company Common Stock now owned and which may hereafter be acquired by the Stockholder (the "Shares").

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                               ARTICLE I

                       PROXY OF THE STOCKHOLDER

  SECTION 1.01 Voting Agreement. The Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the shareholders of the Company, the Stockholder shall vote the
Shares: (a) in favor of the Merger, the Merger Agreement (subject to the proviso below, as amended from time to time) and any of the transactions contemplated by the Merger Agreement; and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, provided that the Stockholder shall have no obligations hereunder in the event that the Merger Agreement is amended to (i) change the form of the Merger Consideration, (ii) reduce the Merger Consideration below $17.00 per share or (iii) change the treatment of Options. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

  SECTION 1.02 Irrevocable Proxy. In the event the Stockholder shall fail to comply with the provisions of Section 1.01 hereof as determined by Purchaser in its sole discretion, the Stockholder agrees that such failure shall result, without any further action by the Stockholder, in the irrevocable appointment of Purchaser, until termination of the Merger Agreement, as his attorney and proxy pursuant to the provisions of Section 302A.449 of the Minnesota Business Corporation Act, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Shares which Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares which he may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.


                              ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

  The Stockholder hereby represents and warrants to Purchaser as follows:

  SECTION 2.01   Authority Relative to This Agreement.  The
Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

  SECTION 2.02 No Conflict. (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, (i), to the Stockholder's knowledge, conflict with or violate any Governmental Regulations (as such term is defined in the Merger Agreement) applicable to the Stockholder or by which the Shares are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any, partnership agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected.

  (b) To the Stockholder's knowledge, the execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval authorization or permit of, or filing with or notification to, any Governmental Entity (as such term is defined in the Merger Agreement) except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  SECTION 2.03 Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of 492,407 shares of Company Common Stock, which are all the securities of the Company owned, either of record or beneficially, by the Stockholder. Except as set forth in a Schedule to the Merger Agreement, the Stockholder owns all the Shares free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights and other encumbrances or any nature whatsoever. Except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares or Other Securities.


                                ARTICLE III

                       COVENANTS OF THE STOCKHOLDER

  SECTION 3.01 No Disposition or Encumbrance of Shares. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, create or permit to exist any Lien (as defined in the Merger Agreement), option, right of first refusal, agreement, limitation on the Stockholder's voting rights or other encumbrance of any nature whatsoever with respect to, the Shares or, directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

  SECTION 3.02 No Solicitation of Transactions. The Stockholder hereby agrees to be bound by and to comply with obligations of the Company set forth in Section 4.5 of the Merger Agreement as if such obligations were set forth in their entirety in this Section 3.02 as obligations of the Stockholder.


                                ARTICLE IV

                               MISCELLANEOUS

  SECTION 4.01   Termination.  This Agreement (except for Article
IV of this Agreement) shall terminate upon the termination of the Merger Agreement in accordance with its terms. Article IV of this Agreement shall survive termination of this Agreement.

  SECTION 4.02   Further Assurances.  The Stockholder and
Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  SECTION 4.03 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  SECTION 4.04 Entire Agreement. This Agreement constitutes the entire agreement between Purchaser and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and the Stockholder with respect to the subject matter hereof.

  SECTION 4.05 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 4.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable or being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

  SECTION 4.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court.

  SECTION 4.08 Definitions. Capitalized terms not otherwise defined herein are used as defined in the Merger Agreement.

  IN WITNESS WHEREOF, the Stockholder has duly executed this Agreement.


Dated:  May 6, 1996


                                                  MILNER ASSOCIATES, L.P.

                                                  By: Harold W. Milner
                                                  Name:  Harold W. Milner
                                                  Title:  General Partner


Agreed and accepted
as of May 6, 1996
TIGER REAL ESTATE FUND, L.P.

                                   By: Tiger Real Estate Partners
                                   Management, L.L.C., its general
                                   partner


                                   By: Tiger Real Estate Partners,
                                   L.L.C., its managing member

                                   By: Paul Kazilionis
                                   Name:  Paul Kazilionis
                                   Title: Managing Principal

                                   TIGER REAL ESTATE ACQUISITION CORP.


                                   By: Paul Kazilionis
                                   Name:  Paul Kazilionis
                                   Title: Managing Principal


                                   By: Patrick Fox
                                   Name:  Patrick Fox
                                   Title: Secretary